Exhibit 99.1
Coleman Cable, Inc. Completes Exchange Of Its 9 7/8% Senior Notes
WAUKEGAN, Ill., October 5, 2007 — Coleman Cable, Inc. (Nasdaq:CCIX) (“Coleman Cable”) today announced that it has successfully completed its offer to the holders of $120,000,000 aggregate principal amount of outstanding 9 7/8% Senior Notes due 2012 (“Senior Notes”) that it sold on April 2, 2007 to exchange such notes for a like principal amount of new 9 7/8% Senior Notes due 2012, which have been registered under the Securities Act of 1933, as amended. The exchange offer expired at 5:00 p.m., New York time, on October 3, 2007. Coleman Cable stated that it had been informed by the exchange agent that 100% of the $120,000,000 in aggregate principal amount of the Senior Notes had been tendered in the exchange offer.
A registration statement describing the exchange offer was filed with the United States Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States. The company is located at 1530 Shields Drive, Waukegan, IL 60085.